Exhibit (c)(6) – Preliminary Working Draft; All Figures Subject to Change / Update – Project Cactus Discussion Materials November 28, 2022

– Preliminary Working Draft; All Figures Subject to Change / Update – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors (the “Special Committee”) of Cactus (the “Company”) in connection with its evaluation of a proposed transaction involving the Company and for no other purpose. The information contained herein is based upon information supplied by or on behalf of the Company and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by the Company. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or any other entity, or concerning the solvency or fair value of the Company or any other entity. With respect to financial forecasts, Centerview has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, and at the Special Committee’s direction Centerview has relied upon such forecasts, as provided by the Company’s management, with respect to the Company. Centerview assumes no responsibility for and expresses no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise and Centerview assumes no obligation to update or otherwise revise these materials. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of the Company. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee (in its capacity as such) in its consideration of the proposed transaction, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating the proposed transaction, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview. 1

– Preliminary Working Draft; All Figures Subject to Change / Update –

Special Committee "Roadmap Dashboard"


Discussed in previous meetings
Focus for today
Bonsai's 10/24 Proposal
Contextualizing Bonsai's Proposal
Framework for Negotiation
Evaluate Proposal and Develop Response
Negotiate with Bonsai
Reach Agreement with Bonsai
What are key terms of the proposal?
How does the Bonsai offer price compare to recent stock performance?
What are negotiation dynamics in selected other transactions?
Offer value vs. potential value of executing on mgmt. outlook
Bonsai Becomes Unfriendly
Items to clarify with Bonsai
What other factors should be taken into consideration?
Process, timing and tactical considerations
Economic and Non-Economic Terms of Bonsai proposal
Bonsai Withdraws Proposal
Assessment of Management Outlook
Financial analysis
Learnings from diligence
Key drivers of Management Outlook
Potential opportunities / risks
Comparison vs. expectations
Negotiation Levers
Offer value / Premium
Necessary regulatory clearances(1)
Majority of the minority vote
Buyer bridge loan
Reverse termination fee
Minimal R&W
Financing contingency / backstop
Ticking construct

CENTERVIEW PARTNERS 2

(1) For example, expiration of HSR waiting period. To be confirmed.

– Preliminary Working Draft; All Figures Subject to Change / Update – Illustrative Analysis At Various Prices 30% premia 58% premia Counterproposals Bonsai Proposals 11/7 11/19 11/28 11/21 11/10 11/6 10/24 Share Price $6.25 $6.55 $7.50 $7.75 $7.88 $8.00 $8.13 $8.25 $8.50 $9.45 $9.75 % Premium / (Discount) to: Current Price (11/22/22) $6.90 (9%) (5%) +9% +12% +14% +16% +18% +20% +23% +37% +41% Closing Price Prior to 10/24 Proposal $5.03 +24% +30% +49% +54% +57% +59% +62% +64% +69% +88% +94% (1) 20-Day VWAP $6.71 (7%) (2%) +12% +15% +17% +19% +21% +23% +27% +41% +45% Price Before BBG Rumor (10/10/22) $7.35 (15%) (11%) +2% +5% +7% +9% +11% +12% +16% +29% +33% Implied Equity Value $1,807 $1,895 $2,172 $2,245 $2,282 $2,319 $2,356 $2,392 $2,466 $2,747 $2,836 (2) Plus: Net Debt 1,409 1,409 1,409 1,409 1,409 1,409 1,409 1,409 1,409 1,409 1,409 Implied Enterprise Value ($mm) $3,216 $3,304 $3,581 $3,654 $3,691 $3,728 $3,765 $3,802 $3,875 $4,156 $4,245 Implied EV / EBITDA (Management) (3) 2022E ($1) n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. 2023E 130 24.7x 25.4x 27.6x 28.1x 28.4x 28.7x 29.0x 29.3x 29.8x 32.0x 32.7x 2024E 213 15.1x 15.5x 16.8x 17.2x 17.4x 17.5x 17.7x 17.9x 18.2x 19.5x 20.0x Implied EV / EBITDA (Consensus) 2022E $37 85.9x 88.2x 95.6x 97.6x 98.6x 99.6x 100.6x 101.5x 103.5x 111.0x 113.4x 2023E 151 21.3x 21.9x 23.7x 24.2x 24.5x 24.7x 25.0x 25.2x 25.7x 27.6x 28.2x 2024E 164 19.6x 20.1x 21.8x 22.2x 22.5x 22.7x 22.9x 23.1x 23.6x 25.3x 25.8x Source: Management Outlook and FactSet as of November 22, 2022. Note: Dollars in millions, except per share amounts. (1) Reflects 20 trading days as of day of 10/24 Bonsai proposal – reflects market close prior to Bonsai proposal. 3 (2) Net debt excludes NCI that is related to Up-C structure. Net debt as of September 30, 2022. (3) Negative multiples presented as “n.a.”.

– Preliminary Working Draft; All Figures Subject to Change / Update – Preliminary Valuation Analysis Methodology Selected Metric Implied Share Price $6.25$6.55$7.50 $7.75 10/24 Proposal Illustrative Discounted 11/7 Proposal Cash Flow Analysis WACC: 9.50%-11.00% 11/19 Proposal (Incl. Value of Tax PGR: 2.0%-3.0% 11/28 Proposal $5.94 $9.81 (1,2) Attributes) $4.69 $7.98 Selected Public Enterprise Value / FY'24E (1) Comparables Analysis EBITDA: 13.0x-17.5x $5.03 $14.15 52-Week Closing Share Low: $5.03 Price Range High: $14.15 $8.00 $2.75 (3) Low: Citi $2.75 Analyst Price Targets High: Keybanc $8.00 Source: Management Outlook and FactSet as of November 22, 2022. (1) Reflects net debt of $1,409mm, excludes NCI that is related to Up-C structure. Net debt as of September 30, 2022. 4 (2) Discount rate used to value tax attributes is equal to midpoint of after-tax cost of debt (4.42%) and midpoint of WACC range (10.25%). (3) Reflects share price targets as of October 24, 2022 (market close prior to the 10/24 Bonsai proposal). For Reference Only